                                                                    Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges

                             (DOLLARS IN THOUSANDS)

                                                     --------------------------------------------------------------
                                                                    For the year ended December 31,

                                                     --------------------------------------------------------------
                                                            1994          1995        1996        1997        1998
                                                     ------------ ------------- ----------- ----------- -----------
Income (loss) from continuing operations before
   income taxes                                          (24,494)        6,514    (15,754)      50,752      78,364

Interest expense, including amortization of debt
   issuance costs                                         11,846         8,682      21,537      25,705      38,675

Portion of rental expense deemed to represent
   interest (a)                                            1,225           957       1,541       1,520       1,552
                                                     ------------ ------------- ----------- ----------- -----------
Total fixed charges                                       13,071         9,639      23,078      27,225      40,227

Earnings before fixed charges                            (11,423)       16,153       7,324      77,977     118,591

Fixed charges                                             13,071         9,639      23,078      27,225      40,227

Ratio of earnings to fixed charges                            --          1.7x          --        2.9x        2.9x

Deficiency of earnings to fixed charges                   24,494            --      15,754          --          --
                                                     ------------ ------------- ----------- ----------- -----------




(a) Calculated as approximately one-third of rental expense, representing a reasonable approximation of such rentals deemed to be attributable to interest.